UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

CHINDEX INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24624	13-3097642
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4340 EAST WEST HIGHWAY, SUITE 1100 BETHESDA, MARYLAND		20814
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (301) 215−7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 19, 2012, the Board of Directors (the “Board”) of Chindex International, Inc. (the “Company”) approved certain amendments to the Company’s Bylaws.  The material provisions of the amendments are summarized below:

The amendments revise the provisions dealing with advance notice required to be given by stockholders in order to nominate directors or propose action to be taken at a meeting of stockholders.

For any director nomination or proposal of other business by a stockholder to be properly brought before an annual meeting, the proposed business must constitute a proper matter for stockholder action and the stockholder must give written notice thereof to the Secretary of the Company at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.  However, if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, the notice by the stockholder must instead be delivered not earlier than the close of business on the 120th day before such meeting and not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.  The stockholder must also be a stockholder of record at the time the notice is delivered to the Company.

The notice must contain the information specified in the Bylaws, including (1) in the case of nominations for election as director, all information relating to the nominee that is required to be disclosed in a proxy solicitation for a contested election or otherwise required by SEC rules, together with the nominee’s written consent to be nominated and serve; (2) as to any other business, a brief description of the business, the text of any resolutions proposed for consideration, the reasons for conducting such business at the meeting, and any material interest in such business of the shareholder making the proposal or the beneficial owner (if any) on whose behalf the proposal is being made; (3) specified information about the shareholder making the proposal and the beneficial owner on whose behalf it is being made, including (i) their names, (ii) their stock ownership in the Company, (iii) a description of any agreement or understanding they may have with others regarding the nomination or business, (iv) information about any derivative or short positions they may have in Company securities or hedging or other transactions having the intent or effect of mitigating loss with respect to Company securities or increasing or decreasing their voting power with respect to Company securities; (4) a representation that the stockholder is a stockholder of record of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy to propose the business or nomination; (5) a representation regarding the stockholder’s (or beneficial owner’s) intention to solicit proxies regarding the nomination or proposal; and (6) any other information about the stockholder or beneficial owner required to be disclosed in connection with proxy solicitations.

In the case of a special meeting of stockholders, only matters included in the Company’s notice of meeting may be conducted at the meeting.  If the notice of meeting provides for the election of directors at such meeting, a stockholder entitled to vote at the meeting may nominate one or more persons for the position(s) if the stockholder gives written notice of the nomination to the Secretary of the Company at the Company’s principal executive offices not earlier than the close of business on the 120th day before the special meeting and not later than the close of business on the later of (i) the 90th day before the special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and the Company’s nominees.  The stockholder must also be a stockholder of record at the time the notice is delivered to the Company, and must provide the same information as required with respect to nominations made at an annual meeting.

The Chair of any annual or special stockholder meeting shall have the power to determine whether any stockholder nomination or proposal of other business brought at such meeting properly satisfied the requirements of the Bylaws, and any proposed nomination or business that did not satisfy such requirements will be disregarded.  The proposal or nomination will also be disregarded if the stockholder who gave the notice (or such stockholder’s qualified representative, as defined in the Bylaws) fails to appear at the meeting in person or by proxy.

The Amended and Restated Bylaws are effective as of December 19, 2012.  A copy of the Amended and Restated Bylaws is filed herewith as Exhibit 3.3 and is incorporated by reference herein in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
3.3	Amended and Restated Bylaws of Chindex International, Inc., effective December 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 26, 2012

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
Name: Lawrence Pemble
Title: Chief Operating Officer

INDEX TO EXHIBITS

Exhibit	Description
3.3	Amended and Restated Bylaws of Chindex International, Inc., effective December 19, 2012